Exhibit 99.1

hhgregg Announces Fiscal Third Quarter Operating Results

Third Quarter Highlights

•	Net sales increased 30.6% to $653.7 million

•	Comparable store sales for the fiscal quarter decreased 6.2%

•	Net income increased 18.4% to $26.9 million and net income per diluted share increased 15.8% to $0.66

•	Company opened 4 new stores in the third quarter for a total of 42 in fiscal year 2011, and remains on track to open a total of 43 new stores in fiscal year 2011

•	Company is updating its annual guidance of net income per diluted share to a range of $1.10 to $1.15 in fiscal year 2011 from a previous range of $1.15 to $1.23.

INDIANAPOLIS, February 8, 2011/Businesswire, hhgregg, Inc. (NYSE: HGG):

	Three Months Ended December 31,		Nine Months Ended December 31,

(unaudited, dollar amounts in thousands, except per share data )
	2010	2009	2010	2009
Net sales	$653,731	$500,392	$1,570,632	$1,116,960
Net sales % increase	30.6%	20.3%	40.6%	8.3%
Comparable store sales % (decrease)(1)	(6.2)%	(0.2)%	(1.4)%	(7.2)%
Gross profit as a % of net sales	29.6%	30.5%	29.9%	30.4%
SG&A as a % of net sales	18.1%	18.5%	20.7%	20.9%
Net advertising expense as a % of net sales	3.5%	3.4%	4.3%	3.8%
Depreciation and amortization expense as a % of net sales	1.1%	0.9%	1.2%	1.1%
Income from operations as a % of net sales	7.0%	7.6%	3.8%	4.6%
Net interest expense as a % of net sales	0.2%	0.3%	0.2%	0.4%
Net income	$26,913	$22,735	$33,573	$29,151
Net income per diluted share	$0.66	$0.57	$0.83	$0.78
Number of stores open at the end of the period	173	127

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

hhgregg, Inc. (“hhgregg” or the “Company”) today reported net income of $26.9 million for the three months ended December 31, 2010, or $0.66 of net income per diluted share, compared with net income of $22.7 million, or $0.57 of net income per diluted share for the comparable prior year period. For the nine month period ended December 31, 2010, net income was $33.6 million, or $0.83 of net income per diluted share, compared with net income of $29.2 million, or $0.78 of net income per diluted share for the comparable prior year period. The 18.4% and 15.2% increase in net income for the three and nine month periods ended December 31, 2010, respectively, as compared to the same periods in the prior year was the result of an increase in net sales due to the net addition of 46 stores during the past 12 months, offset by a decrease in gross margin rate, increased advertising as a percentage of net sales and comparable store sales decreases of 6.2% and 1.4%, respectively.

Dennis May, President and Chief Executive Officer of the Company, commented, “Despite softer than originally expected industry holiday sales, we are pleased with the manner in which the Company navigated through the environment while growing bottom-line earnings. We continue to be pleased with our new store sales productivity and our team’s execution in both new and existing markets. As a result, we remain confident in our ability to continue to gain market share as we enter new markets and move closer to becoming a national retail chain.”

Net sales for the three and nine months ended December 31, 2010 increased 30.6% and 40.6%, respectively, to $653.7 million and $1.6 billion, respectively, compared to the comparable prior year periods. The increases in net sales for the three and nine months ended December 31, 2010 were primarily attributable to the net addition of 46 stores during the past 12 months, offset by 6.2% and 1.4% decreases in comparable store sales for the three and nine month periods ended December 31, 2010, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and nine months ended December 31, 2010 and 2009 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended December 31,		Nine Months Ended December 31,		Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009	2010	2009	2010	2009
Video	50%	50%	46%	46%	(5.9)%	(7.5)%	(1.7)%	(12.4)%
Appliances	30%	30%	36%	36%	(5.7)%	7.5%	1.6%	(6.3)%
Other (1)	20%	20%	18%	18%	(7.9)%	9.6%	(6.7)%	6.5%

Total	100%	100%	100%	100%	(6.2)%	(0.2)%	(1.4)%	(7.2)%

(1)	Primarily consists of audio, furniture and accessories, mattresses, notebook computers and personal electronics.

Comparable store sales in the appliance category decreased 5.7% during the three month period ended December 31, 2010 as a result of moderate decreases in unit demand and average selling price. The strong demand in the first fiscal quarter of 2011 associated with the appliance stimulus programs pulled demand in the appliance category into the first fiscal quarter, thus negatively impacting our results and comparable store sales in our second and third fiscal quarters. This resulted in an overall comparable store sales increase in the appliance category of 1.6% for the nine month period ended December 31, 2010. For the three and nine month periods ended December 31, 2010, the decreases in comparable store sales for the video category were due primarily to a double digit decrease in average selling prices driven by lower than expected demand for emerging technologies, partially offset by continued strong overall video unit demand. The comparable store sales decreases in the other category for the three and nine month periods ended December 31, 2010 were due primarily to double digit comparable store sales decreases in small electronics and camcorders, partially offset by double digit increases in sales of notebook computers.

Gross profit margin, expressed as gross profit as a percentage of net sales, decreased approximately 87 basis points for the three months ended December 31, 2010 to 29.6% from 30.5% for the comparable prior year period, and decreased approximately 45 basis points for the nine months ended December 31, 2010 to 29.9% from 30.4% for the comparable prior year period. The decreases in the gross profit margin percentage for the three and nine month periods were primarily due to a net sales mix shift within the video category. The video category saw a greater increase in demand of entry level products, including smaller screen sizes which carry lower margins than bigger, more feature rich screen sizes. The other category gross profit margin percentage increased slightly in the three and nine month periods ended December 31, 2010, but carries a gross margin percentage less than the Company average.

SG&A, as a percentage of net sales, decreased approximately 46 basis points for the three month period ended December 31, 2010 and decreased approximately 19 basis points for the nine month period ended December 31, 2010, compared with the respective prior year periods. The improvement for the three and nine month periods is primarily due to increased leverage of expenses based on the Company’s overall increase in sales. Included in SG&A for the nine month period ended December 31, 2010 was $4.4 million of investments, including training, relocation and travel expenses incurred in connection with launching new stores in the Mid-Atlantic region.

Net advertising expense, as a percentage of net sales, increased approximately 7 basis points during the three months ended December 31, 2010 and increased approximately 45 basis points during the nine months ended December 31, 2010 when compared with the respective comparable prior year periods. The increase in net advertising expense as a percentage of net sales for the three month period was the result of increased spend as a percentage of net sales due to decreases in comparable store sales slightly offset by greater advertising support from vendors. The increase in advertising expense as a percentage of net sales for the nine month period was primarily driven by increased spend associated with the grand opening of 42 stores during the nine month period ended December 31, 2010, compared to the grand opening of 18 stores in the comparable prior year period, in addition to the comparable store sales decrease for the nine month period, slightly offset by greater advertising support from vendors.

The Company’s effective income tax rate for the three months ended December 31, 2010 increased to 39.2% compared to 38.5% in the comparable prior year period. The Company’s effective income tax rate for the nine months ended December 31, 2010 increased to 39.2% compared to 38.5% in the comparable prior year period. The increase in the Company’s effective income tax rate is primarily the result of changes in the expected annual effective state income tax rate for fiscal 2011.

Guidance

For fiscal year 2011, the Company is updating its annual net income per diluted share guidance to a range of $1.10 to $1.15; the previous range was for net income per diluted share of $1.15 to $1.23.

Included in the Company’s guidance, are the following assumptions for fiscal year 2011:

•	Net sales increase of 36% to 37%, updated from a previous assumption of a net sales increase of 38% to 40%

•	Comparable store sales decline of negative 5% to negative 4%, updated from a previous assumption of comparable stores sales decline of negative 3% to negative 1%

•	The opening of 43 new stores, all of which are open as of the date of this release

•	Net capital expenditures of approximately $42 million to $47 million

•	An effective income tax rate of 39.0% to 39.5%

•	Start-up investments of $9.9 million in warehouse, distribution, management training, pre-opening occupancy and relocation costs associated with the accelerated Mid-Atlantic expansion

Jeremy Aguilar, Chief Financial Officer of the Company, commented, “Through our fourth fiscal quarter to date, we have continued to see challenging top-line results due to industry headwinds along with experiencing the negative effects of inclement weather across our chain during our important Super Bowl selling season. Excluding the adverse weather of the past week, we believe we were tracking in line with our previous earnings guidance as a result of favorable gross margins and continued expense control. However, in light of our reduced sales assumptions, we are reducing our earnings per diluted share guidance for fiscal year 2011.”

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three and nine months ended December 31, 2010, on Tuesday, February 8, 2011 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances and related services operating under the name hhgregg™. hhgregg currently operates 174 stores in Alabama, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales; impact of average selling prices on net sales; competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sales personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on May 27, 2010. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact: Andy Giesler, Vice President of Finance

      investorrelations@hhgregg.com

      (317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(In thousands, except share and per share data)
Net sales	$653,731	$500,392	$1,570,632	$1,116,960
Cost of goods sold	460,190	347,888	1,100,371	777,461

Gross profit	193,541	152,504	470,261	339,499
Selling, general and administrative expenses	118,110	92,715	325,159	233,326
Net advertising expense	22,939	17,189	66,795	42,477
Depreciation and amortization expense	6,944	4,345	19,337	12,324

Income from operations	45,548	38,255	58,970	51,372
Other expense (income):
Interest expense	1,288	1,317	3,739	3,972
Interest income	(5)	(4)	(19)	(18)

Total other expense	1,283	1,313	3,720	3,954

Income before income taxes	44,265	36,942	55,250	47,418
Income tax expense	17,352	14,207	21,677	18,267

Net income	$26,913	$22,735	$33,573	$29,151

Net income per share
Basic	$0.68	$0.59	$0.85	$0.81
Diluted	$0.66	$0.57	$0.83	$0.78
Weighted average shares outstanding-Basic	39,583,521	38,393,715	39,289,391	36,056,798
Weighted average shares outstanding-Diluted	40,495,966	39,736,739	40,380,370	37,350,450

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	70.4	69.5	70.1	69.6

Gross profit	29.6	30.5	29.9	30.4
Selling, general and administrative expenses	18.1	18.5	20.7	20.9
Net advertising expense	3.5	3.4	4.3	3.8
Depreciation and amortization expense	1.1	0.9	1.2	1.1

Income from operations	7.0	7.6	3.8	4.6
Other expense (income):
Interest expense	0.2	0.3	0.2	0.4
Interest income	—	—	—	—

Total other expense	0.2	0.3	0.2	0.4

Income before income taxes	6.8	7.4	3.5	4.2
Income tax expense	2.7	2.8	1.4	1.6

Net income	4.1%	4.5%	2.1%	2.6%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2010, MARCH 31, 2010 AND DECEMBER 31, 2009

(UNAUDITED)

	December 31, 2010	March 31, 2010	December 31, 2009
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$71,536	$157,837	$99,667
Accounts receivable—trade, less allowances of $193, $177 and $125, respectively	16,093	7,312	6,736
Accounts receivable—other	29,649	23,411	19,893
Merchandise inventories, net	363,515	201,503	217,376
Prepaid expenses and other current assets	3,439	7,905	4,422
Income tax receivable	3,840	624	—
Deferred income taxes	8,173	6,155	5,635

Total current assets	496,245	404,747	353,729

Net property and equipment	154,187	133,013	107,246
Deferred financing costs, net	2,292	3,196	3,574
Deferred income taxes	53,499	64,096	66,737
Other assets	1,015	867	713

Total long-term assets	210,993	201,172	178,270

Total assets	$707,238	$605,919	$531,999

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$176,387	$149,414	$99,357
Current maturities of long-term debt	908	908	908
Customer deposits	23,719	20,330	17,351
Accrued liabilities	56,805	44,846	46,871

Total current liabilities	257,819	215,498	164,487

Long-term liabilities:
Long-term debt, excluding current maturities	86,752	87,433	91,018
Other long-term liabilities	63,320	49,580	35,238

Total long-term liabilities	150,072	137,013	126,256

Total liabilities	407,891	352,511	290,743

Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2010, March 31, 2010 and December 31, 2009, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 39,702,904, 38,517,388 and 38,416,989 shares issued and outstanding as of December 31, 2010, March 31, 2010 and December 31, 2009 respectively	4	4	4
Additional paid-in capital	266,814	254,770	252,500
Accumulated other comprehensive loss	(703)	(982)	(810)
Retained earnings (accumulated deficit)	33,273	(300)	(10,347)

	299,388	253,492	241,347
Note receivable for common stock	(41)	(84)	(91)

Total stockholders’ equity	299,347	253,408	241,256

Total liabilities and stockholders’ equity	$707,238	$605,919	$531,999

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED DECEMBER 31, 2010 AND 2009

(UNAUDITED)

	Nine Months Ended
	December 31, 2010	December 31, 2009
	(In thousands)
Cash flows from operating activities:
Net income	$33,573	$29,151
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	19,337	12,324
Amortization of deferred financing costs	904	690
Stock-based compensation	3,934	2,643
Excess tax benefits from stock-based compensation	(14,484)	(2,460)
Gain on sales of property and equipment	(297)	12
Deferred income taxes	8,396	9,656
Tenant allowances received from landlords	14,421	6,334
Changes in operating assets and liabilities:
Accounts receivable—trade	(8,781)	(1,417)
Accounts receivable—other	(6,238)	(4,676)
Merchandise inventories	(162,012)	(75,766)
Income tax receivable	11,268	—
Prepaid expenses and other assets	4,318	(387)
Accounts payable	36,898	5,889
Customer deposits	3,389	2,117
Accrued liabilities	11,959	18,508
Other long-term liabilities	(26)	(1,222)

Net cash (used in) provided by operating activities	(43,441)	1,396

Cash flows from investing activities:
Purchases of property and equipment	(49,006)	(34,160)
Net proceeds from sale leaseback transactions	—	4,694
Deposit on future sale leaseback transactions applied	—	(1,043)
Proceeds from sales of property and equipment	120	43

Net cash used in investing activities	(48,886)	(30,466)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	82,913
Transaction costs for stock issuance	—	(4,764)
Proceeds from exercise of stock options	4,748	3,725
Excess tax benefits from stock-based compensation	14,484	2,460
Net settlement of shares - payment of witholding tax	(11,122)	—
Net (decrease) increase in bank overdrafts	(1,446)	25,191
Payments on notes payable	(681)	(682)
Transaction costs for amending ABL Facility	—	(1,640)
Other, net	43	38

Net cash provided by financing activities	6,026	107,241

Net (decrease) increase in cash and cash equivalents	(86,301)	78,171
Cash and cash equivalents
Beginning of period	157,837	21,496

End of period	$71,536	$99,667

Supplemental disclosure of cash flow information:
Interest paid	$2,710	$3,411
Income taxes paid	$1,653	$2,529
Capital expenditures included in accounts payable	$1,914	$7,778

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2009, 2010 and 2011

(Unaudited)

	FY2009				FY2010				FY2011
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Beginning Store Count	91	97	103	108	110	111	118	127	131	157	169
Store Openings	6	6	6	2	1	7	10	4	26	12	4
Store Closures	—	—	(1)	—	—	—	(1)	—	—	—

Ending Store Count	97	103	108	110	111	118	127	131	157	169	173

Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.